EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-201709, 333-196624, 333-194242, 333-186997, 333-179679, 333-173183, 333-165735, 333-157842, 333-148896, 333-144869, 333-140455, 333-136675, 333-135167, and 333-128645), and Form S-3 (No. 333-201418) of our report dated March 19, 2015, relating to the consolidated financial statements of Ikanos Communications, Inc., and the effectiveness of internal control over financial reporting of Ikanos Communications, Inc., appearing in this Annual Report (Form 10-K) for the year ended December 28, 2014.

/s/ Moss Adams LLP

San Francisco, California
March 19, 2015